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                                                                    Exhibit 1.13


                                EXPENSE AGREEMENT
                                -----------------

     THIS EXPENSE AGREEMENT (this "Agreement") is made and entered into as of the ___ day of March, 2001, by and between PRICE ASSET MANAGEMENT, INC., an Illinois corporation (the "Payor") and ATRIUM SECURITIES, INC., an Illinois corporation (the "Broker-Dealer"). The Payor and the Broker-Dealer are sometimes referred to, collectively, in this Agreement as the "Parties."

                                    RECITALS

     WHEREAS, the Payor is, by virtue of common ownership, an affiliate of the Broker-Dealer; and is the general partner for certain investment funds, the securities of which will be sold by the Broker-Dealer;

     WHEREAS, the Broker-Dealer has applied for registration as a broker-dealer with the Securities and Exchange Commission and for membership in the National Association of Securities Dealers; and

     WHEREAS, as a result of the Payor's role as a general partner as described above and its affiliation with the Broker-Dealer, Payor will derive an economic benefit from the payment of expenses of the Broker-Dealer pursuant to this Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. The Payor will pay the following expenses of the Broker-Dealer: rent; utilities; salaries; computer license fees; consulting fees; accounting and legal fees; insurance; marketing expenses; and such other expenses as the Parties may agree from time to time (the "Covered Expenses"). The Broker-Dealer will pay all registration, examination and continuing education fees; audit fees and taxes.

     2. The Payor hereby undertakes to instruct all vendors of Covered Expenses to invoice the Payor directly for all Covered Expenses.

     3. The Payor hereby represents and warrants that it will not apportion or charge back to the Broker-Dealer any Covered Expenses at the end of any fiscal year or at any other time, nor will it seek reimbursement from the Broker-Dealer of any Covered Expense.

     4. No amendment or termination of this Agreement shall be made if such amendment or termination would cause the Broker-Dealer's net capital to fall below 120% of its minimum net capital requirement or would otherwise cause a net capital deficiency.

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     5.   In the event the Broker-Dealer's independent accounting firm determines at any time that the terms of this Agreement are inconsistent with generally accepted accounting principles ("GAAP"), the Parties agree to modify the Agreement to conform to GAAP.

     6. This Agreement shall be binding on and inure to the benefit of the Payor and the Broker-Dealer and their respective successor and assigns.

     7. This writing contains the entire agreement of the Parties on the subject matter hereof. This Agreement may not be modified or terminated except in a writing signed by both Parties.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the provisions thereof respecting the conflicts of laws.

     9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Payor and the Broker-Dealer have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

THE PAYOR:                                  THE BROKER-DEALER:

PRICE ASSET MANAGEMENT,                     ATRIUM SECURITIES, INC.
INC.



By: /s/ Walter Thomas Price, III               By: /s/ Walter Thomas Price, III
   -------------------------------             --------------------------------

Title: CHAIRMAN                             Title: CHAIRMAN and CEO
      ----------------------------                -----------------------------

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